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Exhibit (a)(9)

[EMAIL MESSAGE FROM LUCY PARK TO ALL OPTIONHOLDERS OF THE COMPANY REGARDING THE EXCHANGE OFFER]

To Polycom Stock Optionholders:

Earlier today Lucy Park sent an email with the subject title "Polycom Offer to Exchange Options" to those of you who are eligible to participate in the option exchange offer discussed by our CEO Bob Hagerty at our recent all-employee meeting. ONLY THOSE INDIVIDUALS WHO ARE ELIGIBLE TO PARTICIPATE IN THE OPTION EXCHANGE OFFER WERE SENT THE OFFER EMAIL.

There are several factors that determine eligibility for the Offer, but one criteria that must be met is that you must have an option grant(s) with an exercise price equal to or greater than $23.55 per share.

If you are not sure what options you currently have, please check your account online http://www.optionslink.com or call OptionsLink Customer Service 1-800-838-0908 (for those of you outside the U.S. please call 650-599-0125).

If you believe that you should have received the Offer email but you did not, please contact Richard Deranleau 408.474.2847 or Lucy Park 408.474.2626 immediately.

Thank You,
Stock Administration

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  Exhibit (a)(9)